Exhibit 99.1

Heritage Commerce Corp

224 Airport Parkway

San Jose, CA 95110

www.heritagecommercecorp.com

Heritage Commerce Corp Declares Regular Quarterly Cash Dividend of $0.13 Per Share

San Jose, CA — March 11, 2026 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company for Heritage Bank of Commerce, today announced that its Board of Directors had declared its regular quarterly cash dividend of $0.13 per share to holders of its common stock. The dividend will be payable on April 8, 2026, to shareholders of record at the close of the business day on March 25, 2026. Heritage Commerce Corp has paid a cash dividend each quarter since 2013.

***

About Heritage Commerce Corp

Heritage Commerce Corp, a bank holding company established in October 1997, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Oakland, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo, San Rafael, and Walnut Creek. Heritage Bank of Commerce is an SBA Preferred Lender. Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in San Jose, CA and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit www.heritagecommercecorp.com. The contents of our website are not incorporated into, and do not form a part of, this release or of our filings with the Securities and Exchange Commission.

Member FDIC

For additional information, email:

InvestorRelations@herbank.com

1